Oryx Technology Corp.
       Amendment to Micciche Employment Agreement dated February 28, 2002.


3.1 Base Salary. For services rendered under this Agreement from March 1, 2002 through the end of February 2004, the Company shall pay Micciche a Base Salary of $16,667 per month, in each case payable in accordance with Company's normal payroll practices. All amounts payable to Micciche under this Agreement shall be reduced by such amounts as are required to be withheld by applicable law.

Starting January 1, 2003, Micciche agrees to permanently defer $6,667 per month and the total amount deferred is payable only when Oryx Technology is profitable for two consecutive quarters. The payable condition will terminate on December 30, 2007. The deferral period will end February 29, 2004 or sooner if directed by the Board of Oryx.


/s/ Philip J Micciche
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Philip J. Micciche


12-23-02
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Date